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                                   October 25, 1995



Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.
Washington, DC  20549

                      Interim Report Under Rule 24 of the
                  Public Utility Holding Company Act of 1935
                   for the Quarter Ended September 30, 1995
                     The Columbia Gas System, Inc. ("CG")
                       Columbia LNG Corporation ("CLG")

                               File No. 70-8317

Gentlemen:

     In accordance with the terms and conditions of Rule 24 under the Public Utility Holding Company Act of 1935 and the Order dated February 25, 1994, the undersigned hereby certifies that during the period from July 1, 1995 through September 30, 1995, there were no applicable transactions.

                              Very truly yours,

                              THE COLUMBIA GAS SYSTEM, INC.



                              By:      /s/ L. J. Bainter
                                   ---------------------------------
                                   L. J. Bainter, Treasurer


                              COLUMBIA LNG CORPORATION



                              By:     /s/ S. T. MacQueen
                                   ---------------------------------
                                   S. T. MacQueen, Controller